Exhibit 2(a)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

by and between

Exopack Holding Corp.

and

Bemis Company, Inc.

JUNE 11, 2010

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

i

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 11.6	Severability	48

Section 11.7	Exhibits and Schedules	48

Section 11.8	Interpretation	48

Section 11.9	Expenses	48

Section 11.10	Governing Law	48

Section 11.11	Limitation on Liability	48

Section 11.12	Specific Performance	48

Section 11.13	Jurisdiction and Service of Process	49

Section 11.14	Waiver of Jury Trial	49

Section 11.15	No Joint Venture	49

Section 11.16	Counterparts	49

Section 11.17	Conflict Waiver	49

Exhibits

Exhibit A	—	Bill of Sale
Exhibit B	—	Assignment and Assumption Agreement
Exhibit C-1	—	Patent Assignment
Exhibit C-2	—	Trademark Assignment
Exhibit D	—	Boscobel Supply Agreement
Exhibit E	—	Clearshield Supply Agreement
Exhibit F	—	Maraflex Supply Agreement
Exhibit G	—	Menasha Lease Agreement
Exhibit H	—	Purchaser Transition Services Agreement
Exhibit I	—	Seller Transition Services Agreement
Exhibit J	—	Material Supply Agreement

Schedules

Schedule 1.1	—	Wax-Coating Operating Equipment
Schedule 2.1(d)(i)	—	Des Moines Equipment
Schedule 2.1(e)(i)	—	Owned Real Property
Schedule 2.1(e)(ii)	—	Leased Real Property
Schedule 2.1(f)	—	Intellectual Property
Schedule 2.4(h)	—	Capital Lease Obligations
Schedule 2.6(a)	—	Closing Net Working Capital
Schedule 5.2	—	Operation of the Business
Schedule 5.7(d)	—	Non-Solicit Customers
Schedule 5.16	—	Menasha Deed
Schedule 8.5(f)	—	Recognized Environmental Conditions
Schedule 10.1	—	Employees

Seller Disclosure
Schedule	Provided under separate cover

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of June 11, 2010, by and between Bemis Company, Inc., a Missouri corporation (the “Seller”) and Exopack Holding Corp., a Delaware corporation (the “Purchaser”).

The Seller, either directly or through certain Affiliates (the Seller, together with its subsidiaries and Affiliates, the “Seller Group”), purchased from Rio Tinto plc (“Rio Tinto”), Alcan Corporation (“Alcan”) and certain of their Affiliates (the “Alcan Transaction”), and is now engaged in, a business involving (a) the manufacture and sale in the United States and Canada of (i) flexible — packaging rollstock used for chunk, sliced or shredded natural cheeses packaged for retail sale, and (ii) flexible — packaging shrink bags used for fresh meat, in each case having specifications for such products as manufactured or sold by or on behalf of Alcan and its Affiliates immediately prior to March 1, 2010, and (b) Alcan Non-Relevant Products (as defined below), but excluding the Wax-Coating Business (as defined below) at the Menasha Facility (as defined below) (the “Business”).

Pursuant to the proposed final judgment filed by the United States Department of Justice on February 25, 2010, against Seller, Rio Tinto and Alcan as defendants with the United States District Court for the District of Columbia (“Proposed Final Judgment”) and the hold separate stipulation and order entered by the United States District Court for the District of Columbia against such parties on February 25, 2010 (the “Hold Separate Order” and, together with the Proposed Final Judgment, the “Consent Decree”), Bemis is required to divest itself of certain assets and liabilities related to the Business. This Agreement contemplates the sale and transfer by the Seller Group to the Purchaser of certain of the assets and liabilities relating to the Business in accordance with the Consent Decree.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1             Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“2010 Plan” means the 2010 forecast of the Business prepared in January 2010.

“2010 Projected Net Sales” means, with respect to any customer, the projected net sales to such customer for fiscal year 2010, as set forth in the 2010 Plan.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alcan Non-Relevant Products” means any Non-Relevant Product having the specifications manufactured exclusively at the Menasha Facility by or on behalf of Alcan or its Affiliates prior to March 1, 2010.

“Alcan Relevant Product” means any Relevant Product having the specifications manufactured by or on behalf of Alcan or its Affiliates prior to March 1, 2010, and sold in the United States or Canada.

“Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement, IP Assignments, Menasha Lease Agreement, Maraflex Supply Agreement, Clearshield Supply Agreement, Boscobel Supply Agreement, Material Supply Agreement, Seller Transition Services Agreement and Purchaser Transition Services Agreement.

“Alcan Transaction Document” means that certain Amended and Restated Sale and Purchase Agreement, dated as of July 5, 2009 and amended and restated as of February 26, 2010, by and among certain Rio Tinto Alcan Group Companies, Alcan Holdings Switzerland AG, Alcan Corporation and Seller.

“Bemis Relevant Product” means any Relevant Product manufactured or sold by or on behalf of Seller Group, excluding any Alcan Relevant Product.

“Boscobel Facility” means the facility located at 901 Morrison Drive Boscobel, Wisconsin 53805-038.

“Boscobel Supply Agreement” means the Boscobel Supply Agreement the form of which is attached hereto as Exhibit D.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.

“Catoosa Facility” means the facility located at 905 W. Verdigris Parkway, Catoosa, Oklahoma 74105.

[*]

“Clearshield Supply Agreement”  means the Clearshield Supply Agreement the form of which is attached hereto as Exhibit E.

“Closing Net Working Capital” means (a) all current assets of the Business that are Purchased Assets minus (b) all current Liabilities of the Business that are Assumed Liabilities, in each case calculated as of the close of business on the Closing Date in accordance with Schedule 2.6(a), and reflecting the exclusion of the Excluded Assets and the Excluded Liabilities in the manner described in Schedule 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means collectively, the collective bargaining agreements by and between Bemis and the Graphic Communications Conference/International Brotherhood of Teamsters, Local Union No. 77-P and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied-Industrial and Service Workers International Union A.F.L.-C.I.O., Local 2-0148, respectively.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

“Contract” means any written or oral contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or obligation that is binding.

“Customer Adjustment Amount” means, with respect to any additional disclosure provided (or, pursuant to Section 8.1(e), that should have been provided) by Seller in accordance with Section 2.15, an amount equal to the following:

[*].

“Customer Adjustment Amount Cap” means (i) [*] if the Closing occurs on any day in June or July 2010, (ii) [*] if the Closing occurs on any day in August 2010 or (iii) [*] if the Closing occurs after August 31, 2010.

“Customer Loss Event” means either a Customer Termination or a Customer Reduction.

“Des Moines Facility” means the facility located at 1500 East Aurora Avenue Des Moines, Iowa 50313.

“Encumbrance” means any charge, claim, mortgage, encumbrance, pledge, security interest, or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens incurred in the ordinary course of business with respect to amounts that are not yet due and payable or that are being contested in good faith and with respect to which adequate reserves are reflected on the Closing Balance Sheet and included in the calculation of Closing Net Working Capital, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith and with respect to which adequate reserves are reflected on the Closing Balance Sheet and included in the calculation of Closing Net Working Capital, (c) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto, (d) defects, easements, rights of way, restrictions, covenants, claims or similar items relating to real property that do not, individually or in the aggregate, impose a material restriction on the present use or occupancy of the real property subject thereto, (e) matters disclosed by that certain survey of the Menasha Facility, dated as of May 6, 2010 (last revised June 8, 2010), project no. 201000433, 002, conducted by JLH Land Surveying (the “Survey”), (f) exceptions shown on Schedule B to those certain title commitments prepared by Chicago Title Insurance Company, commitment numbers GB33015-14 Amended-2 and GB33015-15 Amended-2, each dated as of May 31, 2010 or (f) other charges, claims, mortgages, encumbrances, pledges, security interests or other liens that would not result in a Loss in excess of $10,000 individually or $50,000 in the aggregate.

“Environment” means any and all organisms (including man), ecosystems, property and the following:  (a) air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); (b) water (including water under or within land or in drains sewers and coastal and in-land waters); and (c) land (including land under water).

“Environmental Law” means any and all Laws applicable to the Seller Group, the Business, the Purchased Assets, the Owned Real Property, the Leased Real Property and/or the conduct of the business of each of the Seller Group and which regulate the storage, treatment, transport, disposal, release, emission, or discharge of Hazardous Material to the Environment whether existing at, in, under, from, or transported to or from, any of the Owned Real Property or the Leased Real Property on or prior to the Closing Date, and remedies in respect of Releases of Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Clean Air Act, the Emergency Planning and Community Right to Know Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Solid Waste

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Disposal Act, and any similar Law in any jurisdiction in which the Business is conducted or the Owned Real Property or the Leased Real Property is located.

“Environmental Matters” means (i) any matter, conduct or condition to the extent in violation of any Environmental Law or (ii) any unlawful release of Hazardous Material or presence of Hazardous Material above applicable regulatory thresholds existing as of the Closing Date and giving rise to Liability under applicable Environmental Law, and, in each case, any investigation, remediation and correction thereof required by applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exploitation” means the design, development, production, marketing, servicing, distribution, and/or sale of a product.

“Final Judgment” means the final judgment entered by the United States District Court for the District of Columbia with respect to the matters addressed in the Consent Decree.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Hazardous Material” means any substance, material, liquid, solid, gas or other matter of whatsoever nature, which is listed, defined, designated or classified as hazardous, radioactive, toxic, a pollutant, a contaminant or otherwise regulated, under any Environmental Law or any Health and Safety Legislation, including any admixture or solution thereof, or any Health and Safety Legislation, and including petroleum, oil and all derivatives thereof or synthetic substitutes thereof, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Health and Safety Legislation” means any Laws concerning health and safety matters including all and any regulations or orders made or issued under any such Laws.

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements, (vi) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, (vii) all guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (xi) all obligations under conditional sale or other

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

title retention agreements relating to property or assets purchased by such Person, (xii) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (xiii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness and (xiv) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.

“Intellectual Property” means all rights in and in relation to: (a) patents, patent applications, copyrights (including all copyrightable works), trade marks, service marks, trade names, and domain names (collectively, “Registrable IP”), and (b) design rights, inventions, trade secrets, research and development, confidential know-how, technical information, computer software, databases and related documentation, recipes, formulas and machine settings, information related to plans for, improvements to, or line extensions of, Alcan Relevant Products, drawings, blueprints, design protocols, specifications for materials, and specifications for parts and devices, marketing and sales data, quality assurance and control procedures, design tools and simulation capability, manuals and technical information for the handling of materials and substances, research information and data concerning historic and current research and development efforts (including designs and experiments and the results of successful and unsuccessful designs and experiments) which, in each case, is protected by Law (whether statutory or otherwise).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Seller, the knowledge that any of the executive officers or senior managerial employees of the Seller listed in Section 1.1(a) of the Seller Disclosure Schedule has, at any time had or should be or could be expected to have in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” means any liability or obligation, Indebtedness, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Loss” means any direct and actual Liabilities, losses, damages, Judgments, fines, penalties, costs or expenses (including reasonable attorney’s or other professional fees and expenses), but excluding any special, incidental, indirect, exemplary, punitive or consequential damages, except to the extent such damages are payable to a third party, lost profits, loss of revenue, lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure.  Notwithstanding anything to the contrary set forth in this Agreement, with respect to any Claim made pursuant to Section 8.1(e), “Loss” means solely the Customer Adjustment Amount.

“Maraflex Supply Agreement” means the Maraflex Supply Agreement the form of which is attached hereto as Exhibit F.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, Liabilities, financial condition, or results of operations of the Business or the Purchased Assets taken as a whole, or (b) the ability of the Seller Group to consummate

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

timely the transactions contemplated by this Agreement; provided, however, that solely with respect to (a), none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect:  any event, change, circumstance, effect or other matter resulting from (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, but only to the extent such change, enforcement or interpretation is not pending on the date hereof, (iii) changes that generally affect the industries and markets in which the Business operates, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) any failure, in and of itself, of the Business to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (vi) any action required to be taken pursuant to this Agreement or consented to in writing by the Purchaser, (vii) the matters set forth on Section 3.19(a) of the Seller Disclosure Schedule, (viii) any matter for which the Purchaser is entitled to an adjustment to the Initial Purchase Price pursuant to Section 2.15 or for which the Purchaser Indemnified Parties would be entitled to indemnification pursuant to Section 8.1(f), or (ix) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing and provided, further that any matter in clauses (i) through (v) does not have a disproportionate impact on the Business or the Purchased Assets.

“Materially Reducing Business” means (i) with respect to a customer Contract, a reduction in net sales to such customer under such customer Contract, as compared to such customer’s 2010 Projected Net Sales, of at least [***] on an annualized basis (other than reductions due to normal fluctuations in such customer’s purchase requirements in the ordinary course of such customer’s business) and (ii) with respect to a supplier Contract, a refusal of such supplier to provide at least [***] of the goods or services provided under such Contract.

“Material Supply Agreement” means the Material Supply Agreement the form of which is attached hereto as Exhibit J.

“Menasha Facility” means the facility located at portions of 230-289 River Street, Menasha, Wisconsin 54952.

“Menasha Lease Agreement” means the Menasha Lease Agreement the form of which is attached hereto as Exhibit G.

“Mixed Use Agreement” means any Seller Group Contract used in or relating to both the Business and any other businesses of any member of the Seller Group.

“Non-Relevant Product” means any packaging product other than Relevant Product and the wax coating business conducted at the Menasha Facility.

“OSHA” means the Occupational Safety and Health Administration.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchaser Transition Services Agreement” means the Purchaser Transition Services Agreement the form of which is attached hereto as Exhibit H.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

“Relevant Product” means (i) any flexible-packaging rollstock used for chunk, sliced or shredded natural cheeses packaged for retail sale and (ii) any flexible-packaging shrink bags used for fresh meat (i.e. beef, veal, pork and lamb).

“Remediation” means any required investigation, testing, analysis, monitoring, active remediation, passive remediation, risk assessment, installation and implementation of institutional, engineering and/or other controls, and/or other actions reasonably necessary to address or resolve any Environmental Matter but excluding any operation or maintenance of remediation systems once installed or long term monitoring or maintenance of any remediation measures, in each case under Environmental Laws.

“Schedule” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.

“Seller Group Contract” means any Contract to which a member of the Seller Group is a party and that is not related exclusively to the Business.

“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material plan, Contract (excluding the employment agreements identified pursuant to Section 3.9(a)(v) and any collective bargaining agreement) or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed to by any member of the Seller Group for the benefit of any Employee.

“Seller Transition Services Agreement” means the Seller Transition Services Agreement the form of which is attached hereto as Exhibit I.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Seller.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, unclaimed property, escheat, environmental (including taxes under Section 59A of the Code), capital

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any Liability for the Taxes of another Person whether by contract or otherwise.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

“Wax-Coating Business” means the business relating to the manufacture and sale of flexible packaging for the process cheese, dairy and specialty markets using various substrates that include the application of wax coatings or substitutes for wax coatings at the Menasha Facility utilizing only the operating equipment set forth on Schedule 1.1.

Section 1.2                                      Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Adjustment Calculation	2.7(a)
Adjustment Notice	2.7(a)
Agreement	Preamble
Alcan	Preamble
Alcan Transaction	Preamble
Allocation Statement	2.8(a)
Assignment and Assumption Agreement	2.10(a)
Assumed Liabilities	2.3
Annual Financial Statement	3.4(a)
Bill of Sale	2.10(a)
Business	Preamble
Business Information	5.5(b)
Claim Notice	8.3(a)
Closing	2.9
Closing Balance Sheet	2.7(a)
Closing Date	2.9
Commitment Letters	4.6
Confidentiality Agreement	5.5(a)
Consent Decree	Preamble
Core IP	2.1(f)
Core IP Applications	Schedule 2.1(f)
Customer Loss Event	3.19(a)
Customer Reduction	3.19(a)
Customer Termination	3.19(a)
Deductible	8.5(a)

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Defined Term	Section
Dispute Notice	2.7(c)
Employees	10.1(a)
Environmental Deductible	8.5(f)
Estimated Closing Net Working Capital	2.6(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Exclusive Grantback IP	Schedule 2.1(f)
Final Closing Net Working Capital	2.7(a)
Financial Statements	3.4(a)
Hold Separate Order	Preamble
Included Contracts	2.1(b)
Initial Purchase Price	2.5
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accounting Firm	2.6(e)
Interim Financial Statement	3.4(a)
IP Assignments	2.10(a)
Known Environmental Matters	8.5(e)
Lease	3.7(b)
Leased Real Property	2.1(e)
Licensed Intellectual Property	Schedule 2.1(f)
Marked Assets	5.10(a)
Material Contracts	3.9(a)
Material Customer	3.19(a)
Mixed IP	2.1(f)
Mixed IP Applications	Schedule 2.1(f)
Phase I ESA	8.5(f)
Phase II ESA	8.5(f)
Pre-Existing Licensee	Schedule 2.1(f)
Proposal	5.13
Proposed Final Judgment	Preamble
Purchase Price	2.7(i)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(f)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	8.1
REC	8.5(f)
Real Property	3.7
Residual Purchased IP	Schedule 2.1(f)
Rio Tinto	Preamble
Savings Plans	3.11(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Group	Preamble

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Defined Term	Section
Seller Indemnified Parties	8.2
Seller Information	5.10(f)
Seller Marks	5.10(a)
Surviving Representation	8.4
Third Party Claim	8.3(b)
Transfer Taxes	9.1(a)
Transferred Employees	10.1(a)
Welfare Plans	10.3

Section 1.3                                      Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as illustrative and not as limitations, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1                                      Sale and Purchase of Purchased Assets.  In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing, the Seller will, and will cause the other members of the Seller Group to, sell, convey, assign, transfer and deliver to the Purchaser (or one or more subsidiaries of Purchaser), and the Purchaser will purchase and acquire from the Seller Group, free and clear of all Encumbrances, all of the Seller Group’s right, title and interest in and to all of the following assets, (collectively, the “Purchased Assets”):

(a)                                  all inventory of the Business as conducted at the Menasha Facility or the Catoosa Facility as of the Closing Date, including all finished goods, spare parts, work in process and raw materials, to the extent used or held in connection with, necessary for or relating to the Business, and all finished goods related exclusively to the Business as conducted at the Des Moines Facility and Boscobel Facility as of the Closing Date;

(b)                                 all of the rights of the Seller Group under all Contracts exclusively relating to the Business and that portion of any Mixed Use Agreement that relates exclusively to the Business in accordance with Section 2.12 (collectively, the “Included Contracts”);

(c)                                  all materials, supplies and other items of tangible personal property primarily relating to the research and development of Alcan Relevant Products in the United States or Canada;

(d)                                 all machinery, equipment, spare parts, furniture and other items of tangible personal property used or held in connection with, necessary for or relating to the Business conducted at the Menasha Facility or the Catoosa Facility and the equipment listed on Schedule 2.1(d)(i) and the spare

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parts exclusively related thereto used in connection with the Business and located at the Des Moines Facility;

(e)                                  (i) the real property set forth on Schedule 2.1(e)(i) together with all buildings, structures, improvements and fixtures located thereon (excluding any fixtures or improvements relating to the wax-coating business at the Menasha Facility), and all easements, rights of way, licenses, privileges, air rights and other rights and interests appurtenant thereto (collectively, the “Owned Real Property”) and (ii) all leasehold, subleasehold, license, concession or other real property rights and interest in respect of the land, buildings and fixtures relating to the real property set forth on Schedule 2.1(e)(ii) (collectively, the “Leased Real Property”), to the extent such rights and interests may be transferred under applicable Law;

(f)                                    the Intellectual Property owned by or licensed to any member of the Seller Group and used by any member of the Seller Group (a) exclusively or primarily in the Exploitation of the Alcan Relevant Products in the United States and/or Canada (“Core IP”), or (b) both in the Exploitation of the Alcan Relevant Products and in the Exploitation of other products, but used neither exclusively nor primarily in the Exploitation of the Alcan Relevant Products in the United States and/or Canada (“Mixed IP”), each to the extent provided for in Schedule 2.1(f) (collectively, the “Purchased Intellectual Property”);

(g)                                 all goodwill of the Seller Group exclusively relating to the Business or the Purchased Assets, other than goodwill associated with the corporate name of the Seller or any other member of the Seller Group;

(h)                                 to the extent transferable under applicable Law, all Governmental Authorizations held by the Seller Group to the extent necessary for and exclusively relating to the operation of the Business;

(i)                                     all books, records, files and papers, to the extent used or held in connection with, necessary for or relating to the Business, including all advertising materials, client and customer lists, supplier and vendor lists, purchase orders, sales and purchase invoices, production reports, personnel and employment records, and financial and accounting records other than the corporate books and records of the Seller Group;

(j)                                     all the assets of the Savings Plans transferred pursuant to Section 10.2;

(k)                                  all notes and accounts receivable to the extent related to the Business;

(l)                                     all insurance rights and proceeds related to any damaged or destroyed Purchased Assets, except to the extent such proceeds are used to repair or replace any such damaged or destroyed Purchased Assets;

(m)                               all prepaid expenses and other current assets included in the calculation of Closing Net Working Capital; and

(n)                                 all of the Seller Group’s claims, rights, credits, causes of action, defenses and rights of set-off against third parties relating to or arising from any of the Purchased Assets or Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties.

Section 2.2                                      Excluded Assets.  Notwithstanding the terms of Section 2.1, no member of the Seller Group will sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser will not purchase or acquire, and the Purchased Assets do not include, any assets other than the Purchased Assets, including any of the following assets (the “Excluded Assets”):

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(a)                                  all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Seller Group;

(b)                                 all notes and receivables due from any member or division of the Seller Group, and all notes and accounts receivable of the Seller Group other than as described in Section 2.1(k);

(c)                                  all minute books, records, stock ledgers, Tax records and all other materials that the Seller Group is required by Law to retain;

(d)                                 the shares of the capital stock of any member of the Seller Group and all of the Seller’s or any other Seller Group member’s ownership interest in any Subsidiary or other Person;

(e)                                  all insurance policies, binders and claims and rights thereunder and proceeds thereof, other than as described in Section 2.1(l);

(f)                                    all rights under all Contracts of the Seller Group other than the Included Contracts, except for the relevant portion of any Mixed Use Agreements as set forth in Section 2.1(b);

(g)                                 all rights to refunds, credits or similar benefits relating to Taxes and other governmental charges of whatever nature for periods ending on or before the Closing Date;

(h)                                 all Intellectual Property of the Seller Group other than the Purchased Intellectual Property;

(i)                                     all real property and rights in respect of real property, other than as described in Section 2.1(e);

(j)                                     all assets of the Seller Plans which are not transferred pursuant to Article 10;

(k)                                  all rights arising under any Excluded Liability;

(l)                                     all inventory of the Business sold or otherwise transferred or disposed of during the period from the date of this Agreement through and including the Closing Date, in the ordinary course of business and in accordance with the provisions of this Agreement;

(m)                               all rights of the Seller Group under this Agreement or any of the Ancillary Agreements to which any member of the Seller Group is a party;

(n)                                 all tangible property used or held in connection with or relating to (i) the operation of the Boscobel Facility or the Des Moines Facility, except as provided in Sections 2.1(a) and 2.1(d), and (ii) the services to be provided by the Seller Group pursuant to the Purchaser Transition Services Agreement;

(o)                                 all intangible property used or held in connection with or relating to the operation of the Boscobel Facility or the Des Moines Facility, except to the extent such intangible property is used exclusively or primarily in connection with the Exploitation of any Alcan Relevant Product;

(p)                                 all tangible and intangible property used or held by the Seller or any of its Affiliates prior to March 1, 2010; and

(q)                                 for the avoidance of doubt, all business of the Seller Group that is not included in the Business, including the tangible and intangible assets used or held in connection with, necessary for or relating to the Wax-Coating Business.

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Section 2.3                                      Assumed Liabilities.  In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay, perform and discharge when due only the following Liabilities of the Seller Group to the extent relating to the Business or the Purchased Assets, in each case other than the Excluded Liabilities (the “Assumed Liabilities”):

(a)                                  all trade accounts payable to third parties and other current Liabilities of the Business (other than Indebtedness and Excluded Liabilities), but only to the extent reflected in the calculation of Closing Net Working Capital;

(b)                                 all Liabilities for Taxes imposed on the Purchaser pursuant to Section 9.1;

(c)                                  all Liabilities of the Seller Group arising on, prior to or following the Closing Date under the Included Contracts (other than any Liability arising out of or relating to a breach of such Included Contract that occurred prior to the Closing Date);

(d)                                 all Liabilities relating to the employment, non-employment or cessation of employment of Transferred Employees arising on or following the Closing Date, including those arising out of or relating to any Collective Bargaining Agreement for the benefit of the Transferred Employees, but excluding any Liabilities for any severance obligations or any retention, change of control or similar bonuses;

(e)                                  all Liabilities arising out of the Purchaser’s activities or decisions relating to or asserted by or on behalf of one or more Employees, regardless of whether such person becomes a Transferred Employee, including the Purchaser’s offer of (or decision not to offer) employment to the Employees pursuant to Section 10.1(a);

(f)                                    all Liabilities arising under the WARN Act to the extent related to the transactions contemplated by this Agreement;

(g)                                 all Liabilities assumed by the Purchaser pursuant to Article 10; and

(h)                                 to the extent relating to events and transactions first occurring on or following the Closing Date, all other Liabilities arising out of, relating to or incurred in connection with the Business or the Purchased Assets, including (i) the operation of the Business after the Closing Date, and (ii) any other condition arising on or following the Closing Date with respect to the Purchased Assets.

Section 2.4                                      Excluded Liabilities.  Notwithstanding any other provision of this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Seller Group of whatever nature, whether presently in existence or arising hereafter. Such Liabilities include the following (the “Excluded Liabilities”):

(a)                                  any Liability for Taxes of the Seller or attributable to the Business or the Purchased Assets for any period, or any portion of any period, ending on or prior to the Closing Date (other than Taxes imposed on the Purchaser pursuant to Section 9.1);

(b)                                 any Liability arising out of or related to any Excluded Asset;

(c)                                  any Liability with respect to any Seller Plan, except as provided in Sections 2.3(d), 2.3(e) and 2.3(g);

(d)                                 any Liability arising out of any breach or default by any member of the Seller Group of any provision of any Contract, Law, or permit;

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(e)                                  any product Liability or similar claims for injury to any Person or property, regardless of when made or asserted, that arise out of or are based upon any express or implied representation, warranty, agreement, or guarantee made by any member of the Seller Group, or alleged to have been made by any member of the Seller Group, or that are imposed or asserted to be imposed by operation of Law in connection with any service performed or product sold or leased by or on behalf of any member of the Seller Group on or prior to the Closing Date; and

(f)                                    any Liability of any member of the Seller Group to give credits or take other remedial action for defective goods or services;

(g)                                 any Liability of any member of the Seller Group arising or incurred in connection with the negotiation, preparation, and execution of this Agreement and transactions contemplated by this Agreement;

(h)                                 any Liability for Indebtedness of any member of the Seller Group, other than the capital lease obligations set forth on Schedule 2.4(h);

(i)                                     any Liability for any Proceeding to which any member of the Seller Group is a party;

(j)                                     any Liability of any member of the Seller Group or Affiliate thereof based upon an act or omission of such Person after the Closing;

(k)                                  except for those Liabilities assumed pursuant to Article 10, all Liabilities relating to any employees of the Business incurred on or prior to the Closing Date, including (i) any Liability for pension or retirement benefits based on service prior to March 1, 2010 and (ii) any Liability under any Welfare Plans for medical claims incurred but not reported as of the Closing Date;

(l)                                     any Liability relating to a payable due to any member or division of the Seller Group; and

(m)                               any other Liability, regardless of when made or asserted, not specifically assumed hereunder.

Section 2.5                                      Consideration.  The initial consideration for the Purchased Assets (the “Initial Purchase Price”) consists of (a) the payment at the Closing of $81,150,000, subject to adjustment in accordance with Sections 2.6 and 2.7, and (b) the assumption of the Assumed Liabilities.

Section 2.6                                      Pre-Closing Adjustment.

(a)                                  No later than three Business Days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser a good faith estimate of Closing Net Working Capital (the “Estimated Closing Net Working Capital”) which is reasonably acceptable to the Purchaser, together with supporting workpapers for such estimate and other additional information reasonably requested by the Purchaser.

(b)                                 If the Estimated Closing Net Working Capital is less than $10,000,000, the Initial Purchase Price will be decreased dollar for dollar by the absolute value of the deficiency.  If the Estimated Closing Net Working Capital is greater than $10,000,000, the Initial Purchase Price will be increased dollar for dollar by the absolute value of the excess.

Section 2.7                                      Post-Closing Working Capital Adjustment.

(a)                                  Within 60 days after the Closing Date, the Seller will prepare and deliver to the Purchaser a written notice (the “Adjustment Notice”) containing (i) an unaudited balance sheet of the Business as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) the Seller’s calculation of the

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Closing Net Working Capital based on the Closing Balance Sheet (the “Final Closing Net Working Capital”) and (iii) the Seller’s calculation of the amount of any payments required pursuant to Section 2.7(g) (the “Adjustment Calculation”).  The Closing Balance Sheet and Final Closing Net Working Capital will be prepared in accordance with Schedule 2.7(a).

(b)                                 During the preparation of the Adjustment Notice, the Purchaser will, and will cause each of its Affiliates to, upon reasonable notice and during normal business hours and without unreasonable interference with the operation of the Business, (i) provide the Seller and the Seller’s representatives with full access to the books, records, facilities, employees, financial information and other such information of the Business and (ii) cooperate fully with the Seller and the Seller’s representatives, including by providing on a timely basis all information necessary or useful in preparing the Adjustment Notice.

(c)                                  Within 45 days after delivery of the Adjustment Notice, the Purchaser will either:

(i)                                     agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.7(g); or

(ii)                                  dispute the Adjustment Calculation by delivering to the Seller a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

For purposes of this Section 2.7(c), the Purchaser may not deliver a Dispute Notice unless the aggregate value of all such disputed items exceeds $100,000.

(d)                                 If the Purchaser fails to take either of the foregoing actions within 45 days after delivery of the Adjustment Notice, then the Purchaser will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.7(g).

(e)                                  If the Purchaser timely delivers a Dispute Notice to the Seller, then the Purchaser and the Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.7(g).  Any resolution by the Purchaser and the Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.7(g).  If the Purchaser and the Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller will submit the remaining items in dispute to Ernst & Young for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller.  If the Purchaser and the Seller are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized national standing and such selected accounting firms will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller; provided, however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.7 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).  The Purchaser and the Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation.  The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as

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reasonably practicable.  The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.7(g).  The Seller will revise the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital as appropriate to reflect the resolution of the items in dispute pursuant to this Section 2.7(e).  The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively.

(f)                                    For purposes of complying with this Section 2.7, the Purchaser and the Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.

(g)                                 If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7 is less than the Estimated Closing Net Working Capital, then the Seller will pay to the Purchaser the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment at a rate of 6% per annum.  If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7 is greater than the Estimated Closing Net Working Capital, then the Purchaser will pay to the Seller the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment at a rate of 6% per annum.

(h)                                 Any payment to the Purchaser pursuant to Section 2.7(g) will be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser, and any payment to the Seller pursuant to Section 2.7(g) will be effected by wire transfer of immediately available funds to an account designated by the Seller.  Such payments will be made within five Business Days following the final determination of the Final Closing Net Working Capital in accordance with this Section 2.6.

(i)                                     The purpose of this Section 2.7 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 8, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 8; provided, however, that in no event will the Seller be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent such Liability is reflected in the calculation of the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7.  Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason.  The Initial Purchase Price as so adjusted and as adjusted pursuant to Section 2.15 is referred to in this Agreement as the “Purchase Price.”

Section 2.8                                      Allocation of Purchase Price.

(a)                                  Within 45 days after the Closing Date, the Seller will deliver to the Purchaser an allocation statement (the “Allocation Statement”), setting forth its calculation of the allocation of the sum of the Purchase Price and the Assumed Liabilities to the Purchased Assets.  The Purchaser will review the Allocation Statement and, to the extent the Purchaser disagrees in good faith with the content of the Allocation Statement, the Purchaser will inform the Seller of such disagreement within 45 days after receipt of the Allocation Statement.  The Seller and the Purchaser will attempt to resolve any such disagreement.  If the Seller and the Purchaser are unable to reach a good faith agreement on the content of

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the Allocation Statement within 120 days of the Closing Date, the Seller and the Purchaser may each make such allocations independently in good faith.

(b)                                 If the Purchaser and the Seller reach agreement on the content of the Allocation Statement in accordance with Section 2.8(a), the Purchaser and the Seller will report the allocation of the Purchase Price in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns and for all other Tax, financial accounting or other purposes, in any litigation, or otherwise.

(c)                                  The Purchaser and the Seller will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.8 and agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.9                                      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Seller’s counsel, Baker & McKenzie LLP, 130 E. Randolph Drive, Chicago, Illinois, 60601, U.S.A., at 10:00 a.m., local time, on June 30, 2010 or, if each of the conditions set forth in Article 6 have not been satisfied on or prior to June 30, 2010, as soon as practicable, but in any event not later than the third Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other time and place as the Seller and the Purchaser may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.10                                Closing Deliveries.

(a)                                  At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)                                     a bill of sale in the form of Exhibit A (the “Bill of Sale”) duly executed by each relevant member of the Seller Group;

(ii)                                  an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by each relevant member of the Seller Group;

(iii)                               assignments of all Purchased Intellectual Property in the forms of Exhibit C-1 and C-2 (collectively, the “IP Assignments”) executed by the relevant members of the Seller Group;

(iv)                              the Boscobel Supply Agreement executed by the Seller;

(v)                                 the Clearshield Supply Agreement executed by the Seller;

(vi)                              the Menasha Lease Agreement executed by the Seller;

(vii)                           the Maraflex Supply Agreement executed by the Seller;

(viii)                        the Material Supply Agreement executed by the Seller;

(ix)                                the Seller Transition Services Agreement executed by the Seller;

(x)                                   the Purchaser Transition Services Agreement executed by the Seller;

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(xi)                                for the Owned Real Property, a duly executed quitclaim deed or such other appropriate document or instrument of transfer in accordance with local custom, each in form and substance reasonably satisfactory to the Purchaser and its counsel and executed by the relevant members of the Seller Group;

(xii)                             a certificate executed by the Seller and each member of the Seller Group selling Purchased Assets providing that it is not a “foreign person” as defined in Section 1445 of the Code (in form and substance reasonably satisfactory to the Purchaser) that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(xiii)                          a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b); and

(xiv)                         such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b)                                 At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i)                                     the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account(s) specified by the Seller no later than two Business Days prior to the Closing Date;

(ii)                                  the Assignment and Assumption Agreement duly executed by the Purchaser;

(iii)                               the Bill of Sale and the IP Assignments, if any, that call for a signature by the Purchaser, duly executed by the Purchaser;

(iv)                              the Boscobel Supply Agreement executed by the Purchaser;

(v)                                 the Clearshield Supply Agreement executed by the Purchaser;

(vi)                              the Menasha Lease Agreement executed by the Purchaser;

(vii)                           the Maraflex Supply Agreement executed by the Purchaser;

(viii)                        the Material Supply Agreement executed by the Purchaser;

(ix)                                the Seller Transition Services Agreement executed by the Purchaser;

(x)                                   the Purchaser Transition Services Agreement executed by the Purchaser;

(xi)                                a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b); and

(xii)                             such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.11                                Consents.  Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Included Contract if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto.  As to any such Included Contract, the Seller and the Purchaser will use commercially reasonable efforts to obtain as promptly as practicable after the

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Closing the consent of the other parties to such Included Contract or, if required, novation thereof to the Purchaser or, alternatively, written confirmation from such parties reasonably satisfactory to the Seller and the Purchaser that such consent is not required.  Subject to Section 2.13, in no event, however, will any member of the Seller Group be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Included Contract.  If any consent, waiver, confirmation, novation or approval is not obtained with respect to any such Included Contract, then the Seller and the Purchaser will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Seller and the Purchaser under which the Purchaser would obtain, to the extent practicable, all rights, and assume the corresponding Liabilities thereunder (including by means of subcontracting, sublicensing or subleasing arrangement) or under which the Seller would enforce or cause the other members of the Seller Group, as appropriate, to enforce, for the benefit of the Purchaser, provided that the Purchaser agrees to pay the Seller Group members’ reasonable out-of-pocket expenses incurred in connection with such enforcement, any and all rights of the members of the Seller Group against a third party to any such Included Contract.  In such event (i) the Seller will promptly pay to the Purchaser when received all moneys relating to the period on or after the Closing Date received by it under any Included Contract not transferred pursuant to this Section 2.11 and (ii) the Purchaser will promptly pay, perform or discharge when due any Liabilities arising thereunder after the Closing Date but not transferred to the Purchaser pursuant to this Section 2.11.  The failure by the Purchaser or the Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any Included Contract will not relieve any party from its obligation to consummate at the Closing the transactions contemplated by this Agreement.

Section 2.12                                Mixed Use Agreements.

(a)                                  With respect to any Mixed Use Agreement, the Seller and the Purchaser will use commercially reasonable efforts to enter into, or cause to be entered into, such agreements with the other parties to such Mixed Use Agreements necessary for the Seller to assign to the Purchaser and for the Purchaser to assume from the Seller only those rights and obligations used in, or relating to, the Business.  To the extent such agreements are entered into, whether prior to or subsequent to the Closing, such rights will be deemed to become “Included Contracts” and such obligations will be deemed to become “Assumed Liabilities.”  The parties acknowledge and agree that, in no event will the Purchaser be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with entering into any agreement with respect to any Mixed Use Agreement.

(b)                                 If an agreement is not entered into with respect to the assignment to, and the assumption by, the Purchaser of those rights and obligations used in, or relating to, the Business under any Mixed Use Agreement, then the Seller and the Purchaser will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Seller and the Purchaser under which the Purchaser would obtain, to the extent practicable, the rights used in, or relating to, the Business and assume the corresponding Liabilities under such Mixed Use Agreement (including by means of subcontracting, sublicensing or subleasing arrangement) or under which the Seller would enforce or cause the other members of the Seller Group, as appropriate, to enforce, for the benefit of the Purchaser, provided that the Purchaser agrees to pay the Seller Group members’ reasonable out-of-pocket expenses incurred in connection with such enforcement, any and all rights of the members of the Seller Group which relate to the operation of the Business by the Purchaser on or after the Closing Date under such Mixed Use Agreement.  In such event (i) the Seller will promptly pay to the Purchaser when received all moneys relating to the period on or after the Closing Date received by it which are used in, or relate to, the Business arising under any Mixed Use Agreement not transferred to the Purchaser pursuant to this Agreement and (ii) the Purchaser will promptly pay, perform or discharge when due any Liabilities relating to the operation of the Business on or after the Closing Date, under any Mixed Use Agreement

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

not transferred to the Purchaser pursuant to this Agreement.

Section 2.13                                [*].  Notwithstanding Section 2.11 above: (a) prior to the Closing Date, Seller Group shall take such action as is necessary to acquire [*] agreement not to exercise any remedies under the [*] relating to the prospective operation of the [*] by the Purchaser following Closing; and (b) in the event any consent necessary to assign or sublease the [*] to the Purchaser has not been obtained on or before the Closing Date, (i) the Seller Group shall use best efforts to acquire such consents promptly following Closing and (ii) the Seller Group shall offer to the [*], the Seller Group’s guaranty of Purchaser’s obligations pursuant to the [*] for the remaining term thereof in order to induce such [*] to consent to such assignment or sublease, provided that Purchaser shall remain primarily responsible for such obligations.  If the Seller Group has complied with the first sentence of this Section 2.13 for a period of not less than [*] and such consent(s) have not yet been obtained, then the Seller Group may, upon [*] prior notice to the Purchaser, exercise any early termination, pre-payment of rent or other rights in order to grant rights to the [*] to the Purchaser.  If, as a result of exercising any such rights or taking other action to grant rights to the [*] to the Purchaser, the Seller Group transfers title (as opposed to a leasehold interest) to [*] to the Purchaser or pre-pays rent that may be due pursuant to the [*], the Purchase Price will be increased by the amount the Seller Group paid for such title or the amount of such pre-paid rent, provided that the aggregate amount of such increase will not exceed [*], and the Purchaser will pay to the Seller such amount by wire transfer promptly following receipt of documentation transferring such title to the Purchaser, if applicable, and reasonable documentation of the amount paid by the Seller Group with respect thereto.

Section 2.14                                Withholding.  The Purchaser will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state or local Law.  In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

Section 2.15                                Post-Closing Customer Adjustment .  Between the date of this Agreement and the Closing, if the Seller provides to the Purchaser an update to Section 3.19(a) to the Seller Disclosure Schedule as required by the last sentence of Section 5.14, the Initial Purchase Price shall be reduced by the aggregate Customer Adjustment Amount with respect to all such additional disclosures, provided that such reduction pursuant to this Section 2.15 shall not exceed the Customer Adjustment Amount Cap.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date the following, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1                                      Organization and Good Standing.  Each member of the Seller Group executing a document or certificate in connection with this Agreement is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has all requisite corporate or limited liability company power and authority to conduct its business as presently conducted.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 3.2                                      Authority and Enforceability.

(a)                                  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller have been duly authorized by all necessary action on the part of the Seller.  The Seller has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Each member of the Seller Group has all requisite corporate or limited liability company power and authority to execute and deliver each Ancillary Agreement to which such member of the Seller Group is a party and to perform its respective obligations under each such Ancillary Agreement.  The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby by the members of the Seller Group party thereto have been duly authorized by all necessary action on the part of the members of the Seller Group.  On or prior to the Closing, each member of the Seller Group will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by the Purchaser and the other parties thereto, at the Closing each Ancillary Agreement to which a member of the Seller Group is a party will constitute the valid and binding obligation of the member of the Seller Group that is party thereto, enforceable against such member of the Seller Group in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3                                      No Conflict.  Except as set forth in Section 3.3 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Seller and any Ancillary Agreement by any member of the Seller Group party thereto, nor the consummation by the Seller of the transactions contemplated by this Agreement, will (a) conflict with or violate any Seller Group member’s certificate of incorporation, bylaws or limited liability company agreement, as applicable, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract, (c) violate any Law or Judgment applicable to the Seller Group (to the extent it relates exclusively to the Business), the Business or the Purchased Assets or (d) require any member of the Seller Group to obtain any Governmental Authorization or make any filing with any Governmental Authority, other than as provided in the Consent Decree.

Section 3.4                                      Financial Statements.

(a)                                  Attached as Section 3.4(a) of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)                                     unaudited balance sheets of the Business as of December 31, 2008 and December 31, 2009 (the most recent of which, the “Annual Financial Statement”) and the related unaudited statements of operations for each of the fiscal years then ended; and

(ii)                                  an unaudited balance sheet of the Business as of April 30, 2010 (the “Interim Financial Statement”) and the related unaudited statements of operations for the months of March and April 2010.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)                                 Except as provided in Section 3.4(b) of the Seller Disclosure Schedule or otherwise described in the Financial Statements, the Financial Statements fairly present in all material respects the financial position and results of operations of the Business as of the respective dates thereof and for the periods indicated therein, all in accordance with GAAP.

Section 3.5                                      Operation of the Business.  From March 1, 2010 to the date of this Agreement, there has not been any Material Adverse Effect.  From March 1, 2010 to the date of this Agreement, the Seller Group has operated the Business in the ordinary course of the Business.  No member of the Seller Group has taken any action that would cause any Alcan Relevant Product to be a Bemis Relevant Product, and no Bemis Relevant Product has been, at any time, an Alcan Relevant Product.

Section 3.6                                      Assets.

(a)                                  The Purchased Assets, together with the Excluded Assets set forth in Sections 2.2(n) and 2.2(o) constitute all of the material assets, tangible or intangible, primarily related to the Alcan Relevant Products that were acquired by Seller and its Affiliates from Rio Tinto and its Affiliates on March 1, 2010.

(b)                                 The Seller Group, as applicable, has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the tangible personal property included in the Purchased Assets, free and clear of all Encumbrances, except as set forth in Section 3.6 of the Seller Disclosure Schedule.

(c)                                  Each item of tangible personal property included in the Purchased Assets is in good repair and good operating condition, normal wear and tear excepted.

(d)                                 Except for the tangible and intangible assets used in connection with performing the obligations contemplated by the Boscobel Supply Agreement, the Maraflex Supply Agreement, the Material Supply Agreement or transition services pursuant to the Seller Transition Services Agreement, the Purchased Assets include all of the tangible assets, and no member of the Seller Group acquired no other rights in the Alcan Transaction that are, required to conduct the Business as currently conducted and manufacture the Alcan Relevant Products and Alcan Non-Relevant Products as currently manufactured.  All raw materials supplied by any member of the Seller Group since March 1, 2010 for the manufacture and supply of the Alcan Relevant Products and Alcan Non-Relevant Products may be purchased by the Purchaser pursuant to the Material Supply Agreement.

Section 3.7                                      Real Property.  Except as set forth in Section 3.7 of the Seller Disclosure Schedule, the Owned Real Property and Leased Real Property (each and collectively, the “Real Property”) comprise all of the real property (owned or leased) used or intended to be used in, or otherwise related to, the Business.

(a)                                  Owned Real Property.  With respect to each Owned Real Property:

(i)                                     Section 3.7(a) of the Seller Disclosure Schedule sets forth an accurate and complete list (including street address, current owner and legal description);

(ii)                                  the current owner has good and marketable indefeasible fee simple title to each Owned Real Property, free and clear of any Encumbrance;

(iii)                               except as set forth on Section 3.7(a) of the Seller Disclosure Schedule, no member of the Seller Group has leased, subleased, licensed or otherwise granted to any person the right to possess, use or occupy the Owned Real Property or any portion thereof;

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(iv)                              there are no outstanding options or rights of first refusal or other agreements granting to any person or entity any right to purchase or lease the Owned Real Property (other than the right of the Purchaser pursuant to this Agreement), or any portion thereof or interest therein;

(v)                                 no member of the Seller Group has received any written notice of any pending or threatened condemnation proceedings in the nature of eminent domain in connection with any parcel of the Owned Real Property;

(vi)                              to Seller’s Knowledge, there are no agreements, orders, licenses, permits, conditions or other directives issued by a Governmental Authority which relate to the future use or require any change in the present use or operations of the Owned Real Property; and

(vii)                           all utilities currently servicing the Owned Real Properties are, to Seller’s Knowledge, properly installed, connected and operating, with all outstanding charges paid in full (or paid in full as of the Closing), and are sufficient for the operation of the Business as currently conducted.

(b)                                 Leased Real Property.  With respect to each Leased Real Property:

(i)                                     Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list, including the description (by street address of the subject real property leased, as lessor or lessee), date, parties and term, of each lease, sublease, amendment, extension, renewal, guaranty, license, concession and other agreement (whether written or oral) (each a “Lease” and collectively, the “Leases”);

(ii)                                  the Seller has made available to the Purchaser complete copies of the Leases in effect as of the date hereof (and in the case of any oral Lease, a written summary of the material terms of such Lease);

(iii)                               except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, with respect to each Lease;

(A)                              each Lease is legal, valid, binding, enforceable in accordance with its terms and in full force and effect;

(B)                                the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and, to Seller’s Knowledge, are the result of bona fide arms length negotiations between the parties;

(C)                                the current leasehold owner’s possession and quiet enjoyment of the Leased Real Property has not been disturbed;

(D)                               there are no disputes, no party thereto is in breach or default thereunder and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default (except for such breaches or defaults which would not have a Material Adverse Effect), or permit the termination, modification or acceleration of rent under such Lease;

(E)                                 there is no option to purchase, right of first refusal, right of first offer, or other agreement granting any person or entity any right to acquire, sublease or use the Leased Real Property;

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(F)                                 to Seller’s Knowledge, the current leasehold owner has not assigned, transferred, sublet, or granted any person the right to use or occupy such Leased Real Property or granted any other security interest in such Lease or any interest therein; and

(G)                                Except as disclosed on Section 3.7(b) of the Seller Disclosure Schedule, none of the Leases are capital leases.

(c)                                  The Menasha Facility and the Catoosa Facility are each in material compliance with applicable zoning regulations.

(d)                                 To Seller’s Knowledge, there are no defects in the buildings, improvements and structures or fixtures located on or at the Real Property which would reasonably be expected to impair materially the conduct of the Business as conducted as of the date hereof.  The mechanical, electrical, plumbing, HVAC and other systems servicing the Real Property are in good working order and repair, ordinary wear and tear excepted, and, to Seller’s Knowledge, there are no defects in such systems which would reasonably be expected to impair materially the conduct of the Business as conducted as of the date hereof.

Section 3.8                                      Intellectual Property.

(a)                                  All Intellectual Property which is used by the Business is owned by or licensed to a member of the Seller Group and will be transferred, licensed or made available to the Purchaser in accordance with Schedule 2.1(f) of this Agreement.

(b)                                 To Seller’s Knowledge, the Business does not require the use of any Intellectual Property belonging to any person other than a member of the Seller Group in order to conduct the Business as it was conducted as of the date of this Agreement, other than Intellectual Property transferred, licensed or made available to the Purchaser pursuant to Schedule 2.1(f).  Except as contemplated herein, the ability to use any of the Purchased Intellectual Property will not be adversely affected by the consummation of the transactions contemplated hereby.

(c)                                  Except as otherwise indicated in Exhibit 2 to Schedule 2.1(f), to the Seller’s Knowledge, neither the validity nor subsistence of any Registered Intellectual Property included in the Purchased Intellectual Property, nor the right, title or interest of any member of the Seller Group in such Registered Intellectual Property, is the subject of any current, pending or threatened challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification). To the Knowledge of the Seller, there are no facts or matters which could reasonably be expected to give rise to any such challenge, claim or proceedings.

(d)                                 To the Knowledge of the Seller, the Purchased Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any judgments or limitations or restrictions on use or otherwise.  There is no proceeding, order, Contract (subject to Section 10 of Schedule 2.1(f)) or other arrangement that prohibits or restricts any member of the Seller Group from any use of the Purchased Intellectual Property, except for the Purchased Intellectual Property identified on Exhibit 3 and Exhibit 4 of Schedule 2.1(f).  No person has any rights in the Purchased Intellectual Property that could cause any reversion or renewal of rights in favor of that person or termination of the Purchaser’s rights in such Intellectual Property.

(e)                                  No claim has been made by a third party alleging that any member of the Seller Group is infringing or misusing any Purchased Intellectual Property.   No claim has been made by a third party against any member of the Seller Group which disputes the right of any member of the Seller Group to use any of the Purchased Intellectual Property.  Except for future claims of Pre-Existing Licensees, to the

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Seller’s Knowledge, no circumstances exist which are reasonably likely to give rise to any claim referred to in the preceding two sentences.

(f)                                    No claim has been made by any member of the Seller Group which alleges that a third party is infringing or misusing or is likely to infringe or misuse any Purchase Intellectual Property.

(g)                                 This Section 3.8 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Intellectual Property.

Section 3.9                                      Contracts.

(a)                                  Section 3.9(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Included Contract to which any member of the Seller Group is a party, which:

(i)                                     is for the purchase or sale of materials, supplies, goods, equipment or services that involves the payment by or to the Seller Group of more than $100,000 over the life of the Contract;

(ii)                                  is for capital expenditures in excess of $100,000;

(iii)                               is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to indebtedness for borrowed money, other than accounts receivables and payables in the ordinary course of the Business, and in each case having an outstanding principal amount in excess of $100,000;

(iv)                              is a material license or other material Contract under which any member of the Seller Group has obtained a license to use the Intellectual Property of another Person (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $100,000 under which a member of the Seller Group is the licensee or licenses granted by a customer to the Seller Group solely for the performance of a customer contract);

(v)                                 is an employment Contract;

(vi)                              is a Contract that provides for any member of the Seller Group to act as a distributor, dealer, sales representative or authorized service Person;

(vii)                           is a Contract that limits or purports to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area; or

(viii)                        is a Contract between or among the Business (as conducted through the applicable member of the Seller Group), on the one hand, and any other member of the Seller Group or their respective Affiliates, on the other hand.

The Contracts listed in Section 3.9(a) of the Seller Disclosure Schedule are referred to in this Agreement as the “Material Contracts.”

(b)                                 Section 3.9(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Contract (not otherwise listed on Section 3.9(a) of the Seller Disclosure Schedule) relating to the Business or the Purchased Assets to which any member of the Seller Group is a party or by which any of the Purchased Assets is bound, including any Contract with a supplier of goods or services to the Business that either (i) constitutes a sole source of supply or (ii) is between or among the Business

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(as conducted through the applicable member of the Seller Group), on the one hand, and any other member of the Seller Group or their respective Affiliates, on the other hand.

(c)           The Seller has made available to the Purchaser an accurate and complete copy of (i) each Material Contract, provided that with respect to any Material Contract that is a Mixed Use Agreement subject to Section 2.12, the Seller has made available to the Purchaser applicable provisions of such Mixed Use Agreements, (ii) each Included Contract that has a term of greater than one year and involves expenditures or receipts in excess of $25,000 per year (other than customer purchase orders entered into in the ordinary course of business) and (iii) any Included Contract that involves capital expenditures in excess of $25,000.

(d)           With respect to each such Material Contract, neither any member of the Seller Group party to the Material Contract, nor, to the Seller’s Knowledge, any other party to the Material Contract is in material breach or material default under the Material Contract except for such breaches or defaults as to which requisite waivers or consents have been obtained or as set forth on Section 3.9(d) of the Seller Disclosure Schedule. Except as set forth on Section 3.9(d) of the Seller Disclosure Schedule, each Material Contract is enforceable as to the applicable member of the Seller Group party thereto in accordance with its terms except to the extent it has previously expired in accordance with its terms and subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.10           Tax Matters.  All material Tax Returns required to be filed by the Seller Group with respect to the Purchased Assets have been timely filed.  All Taxes shown on such Tax Returns with respect to the Purchased Assets have been paid.  No Governmental Authority has proposed formally in writing to make or has made any material adjustment with respect to Taxes primarily attributable to the Purchased Assets or that the Seller Group is subject to Tax in a jurisdiction where it has not filed Tax Returns with respect to such Tax.  There are no unpaid Taxes or unfiled Tax Returns of any member of the Seller Group that could result in a lien against any of the Purchased Assets other than for Taxes not yet due and payable.  There are no extensions, powers of attorney or closing agreements that would be applicable to the Purchased Assets following the Closing. This Section 3.10 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Taxes.

Section 3.11           Employee Benefit Matters.

(a)           Section 3.11(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans.

(b)           The Seller has made available to the Purchaser an accurate and complete copy of (i) the Bemis 401(k) for Bargaining Unit Employees and the Bemis Investment Incentive Plan (the “Savings Plans”), (ii) the Form 5500 filed in each of the most recent three plan years with respect to the Savings Plans, including all schedules thereto, financial statements and the opinions of independent accountants, (iii) the most recent determination letter issued by the IRS for the Savings Plans and (iv) summary plan descriptions for each Savings Plan.

(c)           The Seller Group has performed all of its obligations under each Seller Plan in all material respects in accordance with the terms of such Seller Plan and in material compliance with the currently applicable provisions of ERISA and the Code.  With respect to each Seller Plan intended to be qualified under Section 401(a) of the Code, such plan has received a favorable determination, advisory or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and such determination remains in effect and has not been revoked.  To Seller’s Knowledge, nothing has occurred with respect to the design or operation of any Seller Plan that could cause the loss of such qualification or exemption or the imposition on the Seller or such Seller Plan of any Liability, lien, penalty or tax under ERISA or the

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Code.  For purposes of benefit accrual under any Seller Plan that is a pension plan, no Transferred Employee is entitled to service credit prior to March 1, 2010.

(d)           None of the Seller Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and none of the Seller Plans is a “multiple employer” plan within the meaning of Section 210(a) of ERISA.

(e)           With respect to Employees, no Seller Plan provides health benefits after retirement or other termination of employment except as required by Section 4980B of the Code.

(f)            This Section 3.11 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to employee benefits plans.

Section 3.12           Employment and Labor Matters.

(a)           Except as disclosed on Section 3.12(a) of the Seller Disclosure Schedule, no member of the Seller Group is a party to or bound by any collective bargaining agreement applicable to, and, to the Seller’s Knowledge, no petition has been filed or Proceedings instituted by, any Employee or group of Employees with any labor relations board seeking recognition of a bargaining representative.  To Seller’s Knowledge, there are no pending or unremedied employment-related lawsuits, administrative charges or government investigations against any member of the Seller Group with respect to any current or former employee of the Business.  To the Seller’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any Employees.  There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Seller’s Knowledge, threatened between any member of the Seller Group, on the one hand, and any of its Employees, on the other hand, except for such disputes with individual Employees arising in the ordinary course of the Business.  The Seller Group is in compliance with all applicable Laws pertaining to the employment of their Employees, including all such material Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.

(b)           The Seller has complied with all legal obligations to certify that the Transferred Employees are legally able to work in the United States.  The Seller has not taken and will not take any action that would trigger liability under the WARN Act.  Except for those Transferred Employees covered by the Collective Bargaining Agreement, all Transferred Employees are employed on an at will basis, and no member of the Seller Group has made any representation to its employees that would require the Purchaser to continue the employment of any Transferred Employee for any specified period of time following the Closing.

(c)           This Section 3.12 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to employment and labor matters.

Section 3.13           Environmental, Health and Safety Matters.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule:

(a)           The Seller Group is in material compliance with (a) all Environmental Laws (to the extent that they relate exclusively to the Business) and (b) all Governmental Authorizations required of the Seller Group under Environmental Laws to conduct the Business as presently conducted or to occupy the Owned Real Property and Leased Real Property as presently occupied.

(b)           No member of the Seller Group has received any written notice stating that the operations at or the condition of any Owned Real Property or Leased Real Property is currently in violation of, or

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

subject to Liability under, any Environmental Law.

(c)           No Proceeding is pending or, to the Seller’s Knowledge, threatened against any member of the Seller Group that alleges a violation or Liability by any member of the Seller Group of any applicable Environmental Laws (to the extent that they relate exclusively to the Business).

(d)           To the Seller’s Knowledge, there have been no Releases at, to, from, in, on, to or under the Owned Real Property or Leased Real Property in violation of Environmental Laws or Environmental Authorizations or that could reasonably be expected to result in Liability under Environmental Laws.

(e)           The Business holds all Governmental Authorizations required of the Seller Group under Environmental Laws to conduct the Business as presently conducted or to occupy the Owned Real Property and Leased Real Property as presently occupied, and Section 3.13(e) of Seller Disclosure Schedule sets forth an accurate and complete list of such Governmental Authorizations held by the Business.

(f)            This Section 3.13 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to environmental, health and safety matters.

Section 3.14           Governmental Authorizations.  The Seller Group has all material Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted.  The Seller Group is in material compliance with all Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted.

Section 3.15           Compliance with Laws.  The Seller Group, and the conduct of the Business by the Seller Group, is in material compliance with all Laws applicable to the conduct of the Business or the ownership or use of the Purchased Assets.

Section 3.16           Legal Proceedings.  Other than the Proceeding involving the Proposed Final Judgment, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against any member of the Seller Group with respect to the Business or any Purchased Asset.  No member of the Seller Group is subject to any outstanding Judgment relating to the Business.

Section 3.17           No Liabilities. No member of the Seller Group has any Liabilities with respect to the Business, other than: (i) as specified in Section 3.17 of the Seller Disclosure Schedule; (ii) as specified in the Annual Financial Statement (except as heretofore paid or discharged); or (iii) as incurred in the ordinary course of Business since the date of the Annual Financial Statement, that individually or in the aggregate, are not material to the Business.

Section 3.18           Previous Sales; Warranties.  No member of the Seller Group has breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services with respect to the Business, except for breaches that, individually and in the aggregate, are not material and are consistent with the past practice of the Business and no member of the Seller Group has received notice from any customer alleging any breach with respect to the Business.

Section 3.19           Customers and Suppliers.

(a)           Section 3.19 of the Seller Disclosure Schedule specifies the names of the respective customers that were, in the aggregate, the 10 largest customers in terms of dollar value of products sold by the Business for the year ended December 31, 2009 and as of February 28, 2010 (each a “Material Customer”).  Except as set forth in Section 3.19 of the Seller Disclosure Schedule, since March 1, 2010, (i) no Material Customer has given any member of the Seller Group written notice or provided other

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

documentation (A) terminating or canceling a Contract with any member of the Seller Group to the extent relating to the Business (a “Customer Termination”), or (B) Materially Reducing Business under any Contract with any member of the Seller Group to the extent relating to the Business (a “Customer Reduction”), (ii) management of the Business has not otherwise been informed and obtained confirmation from any Material Customer of a Customer Loss Event, which confirmation is reasonably evidenced (and the Seller shall cause management of the Business to seek such confirmation of any Customer Loss Event of which management has been informed) and (iii) there has been no amendment to a Contract with any Material Customer reducing the per unit price of any product to the extent relating to the Business.

(b)           Section 3.19 of the Seller Disclosure Schedule also specifies for the year ended December 31, 2009 and as of February 28, 2010, the names of the respective suppliers that were, in the aggregate, the 10 largest suppliers in terms of dollar value of products or services, or both, used by the Business.  Since March 1, 2010, none of such suppliers has given any member of the Seller Group written notice or provided other documentation (A) terminating or canceling or (B) Materially Reducing Business under any Contract with any member of the Seller Group.

Section 3.20           Inventory.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, the inventory included in the Purchased Assets consists of items of good, usable, and merchantable quality without discount in all respects and none of such inventory is damaged or obsolete.  The quantities of each category of finished goods are not excessive and are reasonable based on the Business’ current requirements for finished goods.

Section 3.21           Insurance.  Section 3.21 of the Seller Disclosure Schedule lists all policies or binders of insurance held by or on behalf of the Seller Group related to the Business, specifying, with respect to each policy, the insurer, the amount of coverage, the type of insurance, the risks insured against, the expiration date, the policy number, and any pending claims thereunder.  There is no breach or default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.  There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any member of the Seller Group.  All premiums with respect to such policies or binders have been paid when due.

Section 3.22           Brokers Fees.  No member of the Seller Group has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser would become liable or obligated.

Section 3.23           Disclaimer of Other Representations and Warranties.  The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Seller with respect to the Business, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement.  Except as specifically set forth in this Article 3, (a) the Seller is selling the Purchased Assets to the Purchaser “as is” and “where is” and with all faults, and makes no warranty, express or implied, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and (b) other than the indemnification obligations of the Seller set forth in Article 8 and any claims based on fraud, no member of the Seller Group, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have, or will be subject to, any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including any descriptive memoranda,

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1             Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2             Authority and Enforceability.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3             No Conflict.  Except in any case that would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, neither the Purchaser’s execution, delivery and performance of this Agreement and any Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will (a) conflict with or violate the Purchaser’s certificate of incorporation, bylaws or other organizational documents, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser is a party or by which the Purchaser is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any lien or other encumbrance on any of the assets of the Purchaser, (d) violate any Law or Judgment applicable to the Purchaser or (e) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority, other than as provided in the Consent Decree.

Section 4.4             Legal Proceedings.  There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 4.5             Brokers Fees.  Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.

Section 4.6             Financial Capacity.  The Purchaser has immediately available cash in an amount sufficient to pay the Purchase Price or, if some or all of the Purchase Price will be obtained from external financing sources, the Purchaser has delivered to the Seller executed commitments, including bridge commitments (collectively, the “Commitment Letters”), if necessary, for all such funds, in form and substance satisfactory to the Seller, and the Purchaser will have available as of the Closing Date (either from its immediately available cash or from the financing contemplated by the Commitment Letters, or a combination thereof) funds sufficient to pay the Purchase Price.  The Purchaser knows of no circumstance or condition that it expects will prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement.

Section 4.7             No Knowledge of Breach or Inaccuracy.  The Purchaser has no knowledge of any breach of, or inaccuracy in, or any fact, event, breach, condition or occurrence that may constitute a breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement.

Section 4.8             Independent Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article 3, no member of the Seller Group, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and (b) other than the indemnification obligations of the Seller set forth in Article 8 and any claim based on fraud, no member of the Seller Group, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

Section 5.1             Access and Investigation.  The Seller shall give the Purchaser and its representatives (including the Purchaser’s accountants, counsel, consultants, employees, and such other representatives as the Purchaser may designate from time to time) and representatives of the Purchaser’s financing sources, upon reasonable notice and during normal business hours and without unreasonable interference with the operation of the Business, full access to the Owned Real Property, the Leased Real

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Property, Contracts, Purchased Assets, books, records, and affairs of the Seller, provided that the Purchaser will not (i) be permitted to conduct subsurface testing on any Owned Real Property or Leased Real Property, (ii) influence or control, or seek to influence or control, customer pricing decisions by the Business’ management or (iii) control or direct the business operations of the Business prior to the Closing Date.  From the date hereof and up to and including the Closing Date, the Seller shall and shall cause members of the Seller Group and its and their respective officers and employees to furnish to the Purchaser all documents, records, and information (and copies thereof) related to the Business and the Purchased Assets as the Purchaser or its representatives may reasonably request.  The Seller shall provide the Purchaser and its representatives access to the Employees to the extent necessary to permit the Purchaser to comply with its obligations under Article 10.  From the date hereof and following the Closing Date, the Seller shall use its reasonable best efforts to provide the Purchaser, and shall exercise the Seller’s rights under the Alcan Transaction Document to cause Rio Tinto to provide the Purchaser, such financial and other information as is reasonably required by the Purchaser to enable the Purchaser to prepare (i) unaudited statements of operations of the Business for the three months ended March 31, 2010 and 2009 (or other interim periods during these periods which may be required), (ii) audited statements of (A) the assets acquired and liabilities assumed pursuant to this Agreement as at December 31, 2009 and 2008 and (B) revenues and direct expenses attributable to the Business for each of the three years in the period ended December 31, 2009 and (iii) footnotes to the financials thereto, all of (i) - (iii) being prepared in adequate detail to meet Purchaser’s SEC reporting requirements.

Section 5.2             Operation of the Business.

(a)           Until the Closing, except as otherwise set forth in this Agreement, Schedule 5.2 or as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will, and will cause the other members of the Seller Group to, conduct the Business (and maintain its assets, including the Owned Real Property, in good operating condition and repair in accordance with past practices (normal wear and tear accepted)) in the ordinary course of the Business in all material respects and in compliance with all Laws, including the Consent Decree and use its commercially reasonable efforts to keep available the services of the Employees and to preserve the Business’ relationships with its customers and others doing business with it.

(b)           Until the Closing, except as otherwise set forth in this Agreement or the Seller Disclosure Schedule or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will not, and will not cause or permit any other member of the Seller Group to:

(i)            incur any Indebtedness for borrowed money that constitutes an Assumed Liability;

(ii)           terminate or materially and adversely amend any Material Contract;

(iii)          enter into any Contract that will become an Included Contract except on customary commercial terms and in the ordinary course of business, and in no event having a term in excess of 90 days;

(iv)          take any action that (with or without notice or lapse of time or both) would constitute a breach, violation or default under any term or provision of any Included Contract;

(v)           waive or release any right or claim of a material value to the Business other than in the ordinary course of the Business;

(vi)          compromise, settle, or otherwise adjust any Proceeding;

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(vii)         sell, lease, assign, transfer, dispose or license, or permit any Encumbrance on, any of the Purchased Assets other than sales of inventory in the ordinary course of business, or amend, modify, extend, renew, sublet or terminate any lease, or demolish or remove any existing improvements, or erect new improvements on the Owned Real Property, the Leased Real Property or any portion thereof (except with respect to the installation of physical barriers relating to the segregation of the wax-coating business at the Menasha Facility);

(viii)        acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, which would constitute a Purchased Asset or Assumed Liability, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;

(ix)           materially change the remuneration or terms of employment of any Employee other than (A) in the ordinary course of the Business, (B) as required by Law or (C) for retention, incentive and similar payments relating to the consummation of the transactions contemplated by this Agreement, all of which payments shall be made by the Seller; or

(x)            enter into any amendment to a Collective Bargaining Agreement, other than immaterial edits;

(xi)           agree in writing to take any of the foregoing actions.

Section 5.3             Consents and Filings; Best Efforts.  Subject to the terms and conditions provided in this Section 5.3, the Seller and the Purchaser each will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including to: (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts; (ii) obtain all Governmental Authorizations that are required to be obtained under any Law; (iii) lift or rescind any injunction, restraining order or other Judgment adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; (iv) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority; (v) obtain approval from the U.S. Department of Justice, in its sole discretion, as set forth in Section IV. T. of the Proposed Final Judgment including responding promptly (and in any event within three Business Days to the extent practicable) to any and all requests from the U.S. Department of Justice for additional information as provided in Section VI. B of the Proposed Final Judgment and negotiating in good faith with the other party to this Agreement any modifications to this Agreement requested by the U.S. Department of Justice; and (vi) fulfill all conditions to this Agreement.  The Seller and the Purchaser further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Judgment or Law that would adversely affect the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.  Except as set forth in Section 2.13, in no event will the Seller Group be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 5.3.

Section 5.4             Financing.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that the Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser obtaining any financing and any failure to fulfill any obligation under this Agreement arising from the failure of the Purchaser to obtain financing or the unavailability of such financing will be deemed to be intentional for purposes of this Agreement.  The Purchaser will keep the Seller apprised of all developments or changes relating to

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

the financing contemplated by the Commitment Letters.  In the event that the Commitment Letters cease to be in full force and effect at any time or the lenders party thereto indicate any unwillingness to provide the financing contemplated thereby, or for any reason the Purchaser otherwise no longer believes in good faith that it will be able to obtain the financing contemplated thereby, then the Purchaser will promptly notify the Seller and use best efforts to obtain replacement financing arrangements or commitment letters as soon as reasonably practicable.  The Purchaser will not, and will not permit any of its Subsidiaries or Affiliates to, without the prior written consent of the Seller, take any action or enter into any transaction, including any merger, acquisition, joint venture, lease or other Contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the financing contemplated by the Commitment Letters.

Section 5.5             Confidentiality.

(a)           The parties agree to continue to abide by that certain Confidentiality Agreement between the Seller and the Purchaser dated March 17, 2010 (the “Confidentiality Agreement”), which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)           For a period of two years after the Closing, the Seller will, and will cause the other members of the Seller Group to, and will instruct its directors, officers, employees and advisors to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public documents and information to the extent relating to the Business (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations of the Seller or any other member of the Seller Group pursuant to this Agreement and the Ancillary Agreements or (ii) can be shown to have been in the public domain through no fault of the Seller or any other member of the Seller Group.  Notwithstanding the foregoing, in no event will this Section 5.5(b) limit or otherwise restrict the right of the Seller any other member of the Seller Group to disclose such Business information (w) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (x) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (y) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) as permitted in accordance with Section 5.6.

Section 5.6             Public Announcements.  Prior to and as of the Closing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of the Seller and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use commercially reasonable efforts to advise the other party prior to making the disclosure).

Section 5.7             Covenant Not to Manufacture or Sell; Non-Solicitation.

(a)           The Seller will not, and it will not cause or permit any other member of the Seller Group to, directly or indirectly, manufacture or sell Alcan Relevant Products in the United States or Canada, except as required pursuant to the Boscobel Supply Agreement or the Maraflex Supply Agreement, or pursuant to a license described in Section 3 of Schedule 2.1(f), during the period commencing on the Closing Date and ending (i) with respect to such manufacturing, on the expiration of the Final Judgment and (ii) with respect to such sales, on the [*] of the Closing Date.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(b)           Notwithstanding the foregoing, this Section 5.7 will not prohibit the Seller or any other member of the Seller Group, directly or through any Affiliate, from conducting any business activities conducted by them as of the date of this Agreement (other than as expressly stated in Sections 5.7(a), 5.7(c) and 5.7(d)), including the business activities required of the Seller and the other members of the Seller Group pursuant to the Ancillary Agreements and pursuant to this Agreement and the manufacture and sale of any Bemis Relevant Product.

(c)           The Seller will not, and it will not cause or permit any other member of the Seller Group to, directly or indirectly, solicit business for any Relevant Product from any customer that is party to (i) an unexpired Included Contract (including any Contract that would be an Included Contract but for the failure to obtain consent to assign such Contract) or (ii) a Mixed Use Agreement that is subject to Section 2.12, for a period commencing on the Closing Date and ending on the earlier of: (A) one year after the Closing Date; or (B) the expiration of the term of the applicable Contract (without giving effect to any early termination provisions therein arising as a result of the failure to obtain consent to assign such Contract).

(d)           For a period commencing on the date of this Agreement and ending on the earlier of: (A) the [*] of the Closing Date; or (B) [*], the Seller will not, and it will not cause or permit any other member of the Seller Group to, directly or indirectly, solicit business for the sale to any customer set forth on Schedule 5.7(d) of a substitute product for any Alcan Non-Relevant Product purchased by such customer from the Business within the two months prior to the date of this Agreement, provided that this Section 5.7(d) will not prohibit the division of the Seller Group that constitutes the Business from such solicitation prior to the Closing Date.

(e)           During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, neither the Seller nor any of its Affiliates will, directly or indirectly, solicit the employment of, or hire, any Transferred Employee.

Section 5.8             Refunds and Remittances.  If the Seller or any of its Affiliates, on the one hand, or the Purchaser or any of its Affiliates, on the other hand, after the Closing Date receives any funds or property belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party and will promptly deliver such funds to an account or accounts designated in writing by such other party.

Section 5.9             Waiver.  From and after the Closing Date, Seller and its Affiliates will waive, and will not seek to enforce, any non-competition agreement any member of the Seller Group may have with a current or former employee of the Business employed, as of the Closing Date, in the operation of the Catoosa Facility, the Menasha Facility or otherwise employed in the design, development, production, marketing, servicing, distribution or sale of any Alcan Relevant Product.

Section 5.10           Seller’s Name, Assets and Information.

(a)           Within three months after the Closing, the Purchaser will, and will cause its Affiliates to, (i) remove “Bemis” or other similar mark and any other trademark, design or logo previously or currently used by the Seller or any of its Affiliates (the “Seller Marks”) from all buildings, signs and vehicles of the Business, and (ii) cease using the Seller Marks in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs and vehicles, the “Marked Assets”).

(b)           Immediately after the Closing, the Purchaser will, and will cause its Affiliates to, cease using the Seller Marks in all invoices, letterhead, advertising and promotional materials, office forms and business cards.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(c)           From and after the Closing, the Purchaser will use commercially reasonable efforts to remove or cause to be removed the Seller Marks from all assets of the Business (including all Marked Assets); provided, however, that in no event will the Purchaser or any of its Affiliates use the Seller Marks after the six-month anniversary of the Closing Date.

(d)           The Purchaser acknowledges and agrees that the Seller or another member of the Seller Group or Rio Tinto or its Affiliates is the owner of the Seller Marks and all goodwill attached thereto.  This Agreement does not give the Purchaser or any of its Affiliates the right to use the Seller Marks except in accordance with this Agreement.  The Purchaser will not, and will not cause or permit any of its Affiliates to, attempt to register the Seller Marks nor to register anywhere in the world a mark that is the same as or similar to the Seller Marks.

(e)           In no event will the Purchaser or any of its Affiliates advertise or hold itself out as the Seller or any of its Affiliates after the Closing.

(f)            If, at any time after the Closing, the Purchaser or any of its Affiliates possesses any information belonging to or concerning the Seller or any of its Affiliates that is not necessary for the operation of the Business (such information, the “Seller Information”), the Purchaser will promptly transfer, or cause to be transferred, such Seller Information to the Seller (without retaining a copy thereof).  The Purchaser will not, and will not allow any of its Affiliates to, use any Seller Information or disclose such information to any Person.  For the purposes of this Agreement, Seller Information includes written, graphical or machine-readable information that relates to trade secrets, product plans, software, vendor and customer information, business plans and data stored electronically.  The Purchaser will use commercially reasonable efforts to cooperate with the Seller to identify any Seller Information that is in the possession of any such Person.

Section 5.11           Further Actions.  Subject to the other express provisions of this Agreement, upon the request of either party to this Agreement, the other party will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 5.12           Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Seller and/or any other member of the Seller Group with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 5.13           Exclusivity.  Except with respect to this Agreement and the transactions contemplated hereby, the Seller agrees that it will not, and it will cause its directors, officers, managers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to (a) encourage, initiate, solicit, seek or respond to, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving the Business, or any other transaction which would reasonably be expected to impair, prevent or delay or dilute the benefits to the Purchaser of the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) continue, engage in, initiate or otherwise participate in, any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into any Contract with any Person relating to a Proposal.

Section 5.14           Notification.    Between the date of this Agreement and the Closing, the Seller shall promptly notify the Purchaser in writing if Seller becomes aware of (a) any fact or condition that

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

causes or constitutes a breach of any of the Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Seller’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Seller Disclosure Schedule, the Seller shall promptly deliver to the Purchaser a supplement to the Seller Disclosure Schedule specifying such change.  Such delivery shall not affect any rights of the Purchaser under Section 8.1.

Section 5.15           Registrable Intellectual Property.  Purchaser shall refrain, and cause any transferee of any Registrable IP to refrain, from using the filing or issue date of any Registrable IP to establish priority for purposes of any counterpart filings of any of the Registrable IP outside of the United States and Canada.

Section 5.16           Menasha Deed.   Prior to Closing, Seller shall have recorded, or caused to have been recorded, a corrective quit claim deed, in the form attached hereto as Schedule 5.16, transferring title to Curwood Wisconsin, LLC of those certain parcels of the Owned Real Property identified as Parcel 1(D) and Parcel 1(E).  Further, as of the date of Closing, there shall not have been any material changes in the ownership or the condition of title to the Owned Real Property inconsistent with the information contained in the Commitments and/or Survey.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1             Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the Seller in Article 3 must have been true and correct in all respects on the date hereof and must be true and correct in all material respects as of the Closing Date, and each of the Seller’s representations and warranties that is qualified by materiality or words of similar import shall be true and correct in all respects as of the date hereof and the Closing Date, and except to the extent any representation or warranty of the Seller speaks as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct as of such date, provided that (i) the foregoing shall not apply to the representations and warranties in Section 3.19(a) and (ii) the condition set forth in this Section 6.1(a) will be deemed unsatisfied only if any such breach or breaches (for the avoidance of doubt, excluding any breach of Section 3.19) would or could reasonably be expected to result in Losses in the aggregate in excess of [*];

(b)           Performance of Covenants.  All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)           Approval of U.S. Department of Justice.  The Purchaser and this Agreement must have been approved by the U.S. Department of Justice in accordance with Section IV, T of the Proposed Final Judgment;

(d)           Release of Encumbrances.  The Seller shall have received executed releases of all Encumbrances on the Purchased Assets, in form and substance reasonably satisfactory to the Purchaser.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

(e)           Material Adverse Effect.  Since March 1, 2010, there shall not have been any Material Adverse Effect;

(f)            No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(g)           Transaction Documents.  The Seller must have delivered or caused to be delivered each document that Section 2.10(a) requires it to deliver.

Section 6.2             Conditions to the Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in Article 4 must have been true and correct in all respects as of the date hereof and must be true and correct in all material respects as of the Closing Date, except for the Purchaser’s representations and warranties that are qualified as to materiality, each of which must have been true and correct in all respects as of the date hereof and as of the Closing Date, and except to the extent any representation or warranty of the Purchaser speaks as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date;

(b)           Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date (other than the covenants and obligations set forth in Section 5.3) must have been duly performed and complied with in all material respects, and all of the covenants that the Purchaser is required to perform or comply with under Section 5.3 must have been duly performed and complied with in all respects;

(c)           Approval of U.S. Department of Justice.  The Purchaser and this Agreement have been approved by the U.S. Department of Justice in accordance with Section IV, T of the Proposed Final Judgment; and

(d)           No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(e)           Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.10(b) requires it to deliver.

ARTICLE 7
TERMINATION

Section 7.1             Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual consent of the Purchaser and the Seller;

(b)           by either the Purchaser or the Seller if (i) any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, (ii) the U.S. Department of Justice provides written notice that it will not approve, or is

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

withdrawing its prior approval of, the transactions contemplated by this Agreement as required by Section IV, T of the Proposed Final Judgment or (iii) the U.S. Department of Justice has withdrawn its consent to the entry of the Proposed Final Judgment, as provided in the Hold Separate Order, or the U.S. District Court for the District of Columbia has materially altered or declined to enter the Proposed Final Judgment, or provided written notice of its intention to do so; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any material covenant under this Agreement, including the obligations of the Purchaser under Section 5.3, has been the cause of or resulted in the action or event described in this Section 7.1(b) occurring; or

(c)           by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before September 30, 2010;

(d)           by the Purchaser upon the occurrence of a Material Adverse Effect; or

(e)           by the Seller if the Closing has not occurred (other than through the failure of the Seller to comply fully with its obligations under this Agreement) on or before September 30, 2010.

Section 7.2             Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 5.5(a) (Confidentiality), Section 5.6 (Public Announcements), Section 7.3 (Certain Effects of Termination),  Article 11 (General Provisions) (except for Section 11.12 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 7.3             Certain Effects of Termination.  If the Purchaser or the Seller terminates this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement.

ARTICLE 8
INDEMNIFICATION

Section 8.1             Indemnification by the Seller.  If the Closing occurs, and subject to the limitations expressly set forth in Sections 8.4 and 8.5, the Seller will indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses incurred by the Purchaser Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 3 that is a Surviving Representation, (b) any breach of any covenant of the Seller set forth in this Agreement other than any covenant to the extent relating to Section 3.19, including Section 2.15 or Section 5.14, (c) any Excluded Liability, (d) any Liability for any Environmental Matter relating to the Owned Real Property, the Leased Real Property or the Purchased Assets in existence as of the Closing Date, (e) any failure of the Seller Group to provide updated disclosure as required by Section 2.15 (for purposes of this subclause (e), Losses shall be the amount of the Customer Adjustment Amount calculated in accordance with Section 2.15 with respect to the information that should have been disclosed), (f) any breach of any representation or warranty set forth in Article 3 (other than with respect to Section 3.19) for which a Claim Notice is provided on or prior to the Closing Date and (g) the installation of protective guards or other protective equipment on, or modifications to, the machine

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

involved in the matter referred to in claim number 30100448728-000 set forth in the exhibit to item 2 of Section 3.21 of the Seller Disclosure Schedule to the extent such installation is required by OSHA as a result of an OSHA inspection of such matter.

Section 8.2             Indemnification by the Purchaser.  If the Closing occurs, and subject to the limitations expressly set forth in Sections 8.4 and 8.5, the Purchaser will indemnify and hold harmless the Seller and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 4 that is a Surviving Representation, (b) any breach of any covenant of the Purchaser set forth in this Agreement and (c) any Assumed Liability.

Section 8.3             Claim Procedure.

(a)           A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b).  The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)           If the Indemnified Party seeks indemnity under this Article 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within ten days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency materially prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(c)           In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(d)           The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability.  The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 8.4             Survival.  All representations and warranties contained in this Agreement will not survive the Closing except for (each a “Surviving Representation”): (a) those set forth in [*] which will survive the Closing indefinitely; (b) those set forth in Sections 3.6(d), 3.8 and 3.9(c) which will survive until the [*] of the Closing Date; and (c) those set forth in Section 3.13 which will survive the Closing until [*].  All covenants contained in this Agreement will survive the Closing until the [*], except that for such covenants that survive for such shorter period, breaches thereof will survive until the [*].  All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 8.4; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given either (i) on or prior to the Closing Date pursuant to Section 8.1(f) or (ii) after the Closing Date within the survival period specified in this Section 8.4 will in either case survive until, but only for purposes of, the resolution of such claim.

Section 8.5             Limitations on Liability.

(a)           Cap and Deductible.  Notwithstanding anything to the contrary contained in this Agreement (except that this Section 8.5(a) will not apply to Losses arising under: (i) Section 8.1(a) to the extent based on a breach of any representation set forth in Section 3.1, 3.2, 3.6(b), 4.1 or 4.2; (ii) Section 8.1(b); (iii) Sections 8.1(c), (iv) Section 8.1(d), (v) Section 8.1(e), (vi) Section 8.1(f) or Section 8.1(g)):

(i)            no indemnification payments will be made by or on behalf of the Seller under this Agreement in respect of any individual claim or series claims having the same nature or origin where the Losses relating thereto are less than [*] (the “Deductible”), and

(ii)           the aggregate total amount in respect of which the Seller Group will be liable to indemnify and hold harmless the Purchaser Indemnified Parties will not exceed [*] of the Purchase Price.

(b)           Cap on Customer Adjustment Amount.  Notwithstanding anything to the contrary contained in this Agreement, the aggregate total amount in respect of which the Seller Group will be liable to indemnify the Purchaser Indemnified Parties pursuant to Section 8.1(e) will not exceed the [*], less the aggregate amount of the reduction to the Initial Purchase Price pursuant to Section 2.15, if any.

(c)           Insurance Proceeds and Other Payments.  The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 will be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.  In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.  The Purchaser will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

(d)           Mitigation.  The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(e)           Subrogation.  If the Purchaser or any Purchaser Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

the Seller will be subrogated to all rights and remedies of the Purchaser or the Purchaser Indemnified Party against such third party, and the Purchaser will, and will cause each of the Purchaser Indemnified Parties to, cooperate with and assist the Seller in asserting all such rights and remedies against such third party.

(f)            Limits on Indemnification for Environmental Matters.  In addition to the limits and procedures required by this Article 8, with respect to any Claim for any Losses arising under Section 8.1 with respect to any Environmental Matter:

(i)            no indemnification payments will be made by or on behalf of the Seller under this Agreement for any Losses in respect of an Environmental Matter (other than a Known Environmental Matter), until the aggregate amount of Losses exceeds [*] per site (for clarity, each of the Menasha Facility and the Catoosa Facility constituting a “site”) (such amount being, the “Environmental Deductible”), and then only to the extent of such excess over the Environmental Deductible;

(ii)           a Purchaser Indemnified Party will be entitled to indemnification for Remediation only to the extent such Remediation (A) utilizes the most cost effective method permitted under Environmental Laws and includes, where appropriate, the use of risk assessment, institutional controls and deed restrictions, (B) is completed to industrial (not residential) use standards, and (C) is required by a Judgment or Proceeding or is undertaken to avoid or address at least commensurate Liabilities under Environmental Law;

(iii)          no Purchaser Indemnified Party will be entitled to indemnification for any Remediation related to (A) any voluntary Remediation that is not consistent with subclause (ii) above (including those involving any tank, vessel, sump, sewer, impoundment, electrical equipment, or asbestos containing material present at any Owned Real Property or Leased Real Property in compliance with Environmental Laws at Closing), (B) facility closure or decommissioning costs and asset retirement obligations, (C) internal costs, or (D) costs arising after the receipt of a no further action letter or completion of a cleanup (including post remediation monitoring or long term operation and maintenance costs for any remedial alternative);

(iv)          with respect to any Known Environmental Matter, no Purchaser Indemnified Party will be entitled to indemnification for any condition identified in a Phase II Environmental Site Assessment (“Phase II ESA”) unless such Phase II ESA is conducted, in accordance with ASTM standards, no later than February 28, 2011, for the following purposes:

(A)          Investigating any Recognized Environmental Conditions, as that term is defined in ASTM Standard E 1527-05 (“REC”), identified in a Phase I Environmental Site Assessment (“Phase I ESA”) listed in Schedule 8.5(e) that (1) are identified actual conditions (or subsequently confirmed to be actual conditions through investigation or action by a Governmental Authority) and (2) constitute violations of Environmental Law or are shown by such Phase I ESA, subsequent investigation or action by a Governmental Authority to require remediation pursuant to any Environmental Law; or

(B)           Investigating any Environmental Law violation or Environmental Matter identified in a Phase II ESA, environmental investigation or asbestos survey listed in Schedule 8.5(e) (Sections 8.1(e)(iv)(A) and 8.1(e)(iv)(B), collectively “Known Environmental Matters”); and

(v)           no Seller Indemnified Party will be liable to any Purchaser Indemnified Party for

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

any such Claim unless it receives from Purchaser Indemnified Party a Claim Notice not later than March 1, 2018 or, if earlier, the expiration of the applicable statute of limitations.

(g)           Third Party Consents; Post-Closing Business.  In no event will any member of the Seller Group have any Liability arising from or relating to either (i) the failure of a customer, supplier or Governmental Authority to consent to the transfer or assignment of a Contract or Governmental Authorization, as applicable, to the Purchaser or (ii) Purchaser’s business activities (other than as set forth in Section 5.7) following the Closing Date which may include the solicitation of, and sales to, customers of the Business.

(h)           Calculation of Final Closing Net Working Capital.  In no event will the Seller be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent such Liability is reflected in the calculation of the Final Closing Net Working Capital as finally determined pursuant to Section 2.7.

Section 8.6             Exclusive Remedy.  From and after the Closing, other than claims based on fraud, the sole and exclusive remedy of the Purchaser for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in Article 8 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Purchaser will have no remedy against the Seller for any breach of any provision of this Agreement.  In no event will the Seller have any Liability for Losses arising from the conduct of the Business after the Closing.

ARTICLE 9
TAX MATTERS

Section 9.1             Transfer Taxes. The Purchaser and the Seller will each pay 50% of all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, including expenses and fees relating to registering Purchased Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or any member of the Seller Group.  Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Law under and according to which the respective Tax Returns are due to be filed; provided, however, that the preparing party will deliver such Tax Returns for the other party’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least ten Business Days prior to the applicable due date.  The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.

Section 9.2             Apportionment.  If, prior to the Closing, there have been any Taxes based on the value of property assessed against any of the Purchased Assets, the Seller will pay those Taxes attributable to any period, or any portion of any period, ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to any period, or any portion of any period, beginning after the Closing Date, with a daily allocation for any period that begins on or before the Closing Date and ends after the Closing Date.  Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 9.2.  Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party.  This Section 9.2 does not apply to Transfer Taxes, which will be apportioned between the parties pursuant to the provisions of Section 9.1.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE 10
EMPLOYEE MATTERS

Section 10.1           Employees.

(a)           At least 10 days prior to the Closing Date (or such lesser time as may be appropriate for employees who are hired or return from a leave of absence within 10 days of the Closing Date or as the parties may otherwise agree), the Purchaser will extend a written offer of employment to each of the employees identified on Schedule 10.1 (the “Employees”) (which schedule will be updated by the Seller prior to the Closing Date by deleting those individuals no longer employed in connection with the Business and adding any individuals who have become so employed since the schedule was first prepared or the last revision thereto, as the case may be; such schedule shall also set forth, with respect to any Employee on leave, the date such leave commenced and the expected date of return, if known).  Effective as of the Closing Date, the Purchaser will hire each Employee who timely accepts the offer of employment extended by the Purchaser (such Employees, the “Transferred Employees”).  An offer of employment extended by the Purchaser to an Employee in accordance with the foregoing provisions of this Section 10.1 will be for a position with job duties substantially similar to the job duties of the position that the Employee held immediately prior to the Closing Date and on at least the same terms and conditions as those in effect immediately prior to the Closing Date including any terms and conditions required by any applicable employment agreement, but excluding benefits provided under any equity-based benefit plans and any benefit plans providing for post-retirement benefits.  The Purchaser will extend an offer of employment to Employees who are on an approved leave of absence for workers compensation, disability, military, family illness or parental leave as of the Closing Date to at least the same extent, if any, as such Employees would be entitled to reemployment under either applicable Law or the Seller’s policies and procedures in existence immediately prior to the Closing Date, and any such Person who accepts such an offer will be treated as a Transferred Employee, provided that no such offer need be extended by the Purchaser to any Employee (i) who has been on an approved leave of absence (other than military leave) for more than [*] as of the Closing Date and (ii) whose return to active employment is not reasonably expected to occur within [*] following the Closing Date.

(b)           Effective on the Closing Date, Purchaser will assume full responsibility for the Collective Bargaining Agreements with respect to the Employees and will execute, become a party to and remain in full compliance with the provisions of the Collective Bargaining Agreements covering the Employees for the duration of such Collective Bargaining Agreements.

(c)           To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Purchaser for the benefit of Transferred Employees, such plan, program or arrangement will credit such employees for service on or prior to the Closing with the Seller and its Affiliates (including any service with a predecessor employer to the extent taken into account under any Seller Plan), provided that in no event shall the Purchaser be required to recognize service with a predecessor employer for purposes of benefit accrual under any pension plan.

(d)           The parties agree that, with respect to the Transferred Employees, the standard procedure set forth in US Revenue Procedure 2004-53, 2004-2 C.B. 320 shall apply.

Section 10.2           Defined Contribution Plan.

(a)           Effective as of the Closing Date, the Transferred Employees will no longer participate in the Savings Plans, and the Seller will have taken all such action prior to the Closing Date as may be required to achieve this result. As of the Closing Date, the Seller

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

will cause each Transferred Employee to be 100% vested in his or her account balance.  As soon as practicable after the Closing Date, the Seller will cause the transfer of an amount representing the entire account balances (including all loans and after-tax contributions) of the Transferred Employees who participated in the Savings Plans immediately prior to the Closing Date determined as of the plan valuation date coinciding with or next preceding the date of the account balance transfer, together with the actual return thereon from such valuation date to the date of account balance transfer, to the trustee, designated by the Purchaser, of the qualified trust established or maintained by the Purchaser in accordance with the following sentence.

(b)           After the Closing Date, the Purchaser will establish or provide the Transferred Employees with a new savings plan intended to be qualified under Sections 401(a) and 401(k) of the Code, which will provide (i) for immediate eligibility for participation for each Transferred Employee who participated in the Savings Plans immediately prior to the Closing Date, (ii) each such Transferred Employee with an initial account balance equal to the amount transferred to the Purchaser’s savings plan in respect of such Transferred Employee’s interest in the Savings Plans and (iii) vesting and eligibility provisions that are no less favorable than those of the Savings Plans as in effect immediately prior to the Closing Date, applied by aggregating service with the Seller and its Affiliates prior to the Closing Date (as described in Section 10.1(b)) with service with the Purchaser and its Affiliates on and after the Closing Date.  The Seller and the Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Section 10.2, including the provision of records and information as each may reasonably request from the other.

(c)           Following the date of the asset transfer described in this Section 10.2, the Purchaser will assume all Liabilities of the Seller and its Affiliates under the Savings Plans with respect to accrued benefits of the Transferred Employees (including the administrative costs incurred by the Purchaser of effecting such asset transfers), and the Seller and its Affiliates will have no further Liability to the Purchaser or any Transferred Employees with respect thereto following the date of transfer.

Section 10.3           Welfare Arrangements.  Subject to Section 10.1(b) above, to the extent that any medical, dental, hospitalization, life or other similar health, welfare, life or other insurance benefits are provided to Transferred Employees through one or more Seller Plans (the “Welfare Plans”), the Purchaser agrees to designate or establish, effective as of the Closing, one or more benefit plans, programs or arrangements for the purpose of providing such benefits to Transferred Employees (excluding any post-retirement benefits provided under any Welfare Plan).  The Purchaser will cause such benefit plans, programs or arrangements to (i) waive any preexisting condition limitations for conditions covered under the applicable Welfare Plans available to the Transferred Employees immediately prior to the Closing and any applicable waiting periods, and (ii) credit Transferred Employees with any deductible and out-of-pocket expenses incurred by such employees and their dependents under the Welfare Plans during the portion of current year preceding the Closing Date for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar plan, program or arrangement in which such employees may be eligible to participate after the Closing Date.  With respect to aggregate lifetime maximum benefits available under the Purchaser’s welfare benefit plans, a Transferred Employee’s prior claim experience under any of the Welfare Plans will not be taken into account.  Effective as of the Closing Date, the Transferred Employees (and their dependents) will no longer participate in the Welfare Plans and the Seller will have taken all such action prior to the Closing Date as may be required to achieve this result.

Section 10.4           Vacation Pay.  As of the Closing Date, the Purchaser will cause each Transferred Employee to be credited with his or her accrued but unused paid time off (including sick leave, vacation, personal leave or other paid time off) determined as of such date in accordance with such paid time off policies of the Seller and its Affiliates.

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Section 10.5                                Severance.

(a)                                  If the Purchaser terminates the employment of any salaried Transferred Employee not covered by a Collective Bargaining Agreement during the [*] commencing on the Closing Date, Purchaser will provide Severance Benefits to such Transferred Employee.  For purposes of this Section 10.5(a), “Severance Benefits” will mean:

[*].

Section 10.6                                WARN Act.  The Purchaser and the Seller agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by the Agreement and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the Purchaser and the Seller.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1                                Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Seller:

Bemis Company, Inc.

Attn:          Chief Executive Officer

General Counsel

One Neenah Center

P.O. Box 669

Neenah, Wisconsin 54957

Facsimile: (920) 527-7600

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

Attn: Dieter A. Schmitz

130 E. Randolph Drive, Suite 3500

Chicago, Illinois 60601

Facsimile: (312) 698-2385

E-mail:  schmitz@bakermckenzie.com

If to the Purchaser:

Exopack Holding Corp.
Attn:                    Chief Executive Officer
2800 W. Higgins Road

Suite 435

Hoffman Estates, Illinois 60169

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Facsimile:  847-885-8886

E-mail:  jack.knott@exopack.com

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

Attn: Kimberly A. Taylor

One Oxford Centre

Thirty-Second Floor

Pittsburgh, PA 15219-6401

Facsimile: 412.560.7001

E-mail:  ktaylor@morganlewis.com

Section 11.2                                Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 11.3                                Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement.  (i) Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Except as provided in Section 8.6, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 11.4                                Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.5.

Section 11.5                                Assignment, Successors and No Third Party Rights.  This Agreement binds and benefits the parties and their respective successors and assigns, except that the Purchaser may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Seller.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time (i) delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation, or (ii) assign its rights and benefits under this Agreement to (A) a lender or lenders for collateral security purposes, (B) in connection with the sale of all or substantially all of the assets of the Business and (C) to an Affiliate that is a direct or

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

indirect subsidiary of [*] or [*] with the prior written consent of the Seller which shall not be unreasonably withheld.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.5.

Section 11.6                                Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 11.7                                Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, and those in any amendment or supplement thereto, will be deemed to relate to each other provision of Article 3 or Article 4, respectively, with respect to which the applicability of the disclosure to such other provision is reasonably apparent on the face of the disclosure.

Section 11.8                                Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its attorney drafted the provision.

Section 11.9                                Expenses.  Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 11.10                          Governing Law.  Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising there from or related thereto.

Section 11.11                          Limitation on Liability.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE OR LOST SALES) EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

Section 11.12                          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Purchaser in accordance with their specific terms or were otherwise breached by the Purchaser.  The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which the Seller is entitled at law or in equity, the Seller is entitled to injunctive relief to prevent breaches

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

of this Agreement by the Purchaser and otherwise to enforce specifically the provisions of this Agreement against the Purchaser.  The Purchaser acknowledges and agrees that it is not entitled to injunctive relief to prevent any breaches of this Agreement by the Seller or to enforce specifically the provisions of this Agreement or otherwise obtain any equitable relief or remedy against the Seller and that, following the Closing, the Purchaser’s sole and exclusive remedy with respect to any such breach will be pursuant to the indemnification obligations set forth in Article 8; provided, however, that the Purchaser will be entitled to injunctive relief solely to prevent any breach by the Seller of Section 5.5 (Confidentiality), Section 5.6 (Public Announcements), Section 5.7 (Covenant Not to Manufacture or Sell; Non-Solicitation), Section 5.9 (Waiver) and Section 5.13 (Exclusivity).  Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 11.13                          Jurisdiction and Service of Process.  Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Each party to this Agreement may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1.  Nothing in this Section 11.13, however, affects the right of a party to serve legal process in any other manner permitted by law.

Section 11.14                          Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 11.15                          No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize either party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other party.  The parties are independent contractors with respect to each other under this Agreement.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.15.

Section 11.16                          Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

Section 11.17                          Conflict Waiver.  Purchaser acknowledges and agrees that (i) Baker & McKenzie LLP has, and will continue to, represent Seller and its Affiliates in connection with the transactions contemplated by this Agreement and (ii) Purchaser and its Affiliates have waived, pursuant to an appropriate conflict waiver, any conflict of interest relating to or arising out of an attorney-client relationship that may exist or have existed at any time between Purchaser or any of its Affiliates and

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

Baker & McKenzie LLP, including with respect to any claim, dispute or litigation that may arise in connection with the transactions contemplated by this Agreement.

[Signature page follows.]

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Bemis Company, Inc.

By:	/s/ Stanley A. Jaffy
Stanley A. Jaffy
Vice President & Controller

Exopack Holding Corp.

By:	/s/ Jack Knott
Jack Knott
Chief Executive Officer

[*] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Securities and Exchange Commission.